                                                                   EXHIBIT 10.4

NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY "***". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.


Hilton Hotels Corporation
ON COMMAND VIDEO Agreement


This Agreement between on Command Video Corporation, ("OCV") and Hilton Hotels Corporation ("Hilton"), sets forth the terms for installation of video services and all other material & services as described more fully herein. Hilton operates the Hotels listed in Exhibit B ("Hotel") for the lodging of customers in separate, private rooms and parlors which are customarily available for overnight sleeping accommodation ("Rooms").

WHEREAS, Hilton desires to make available to its guests the opportunity to view pre-recorded entertainment programs ("Programs") and broadcast television channels conveniently in the privacy of their own Rooms at its Hotels using an ON COMMAND VIDEO System provided by OCV;

Now, THEREFORE, the parties do hereby AGREE AS FOLLOWS:

1. ON COMMAND VIDEO SYSTEM. As used herein, the term "System" shall mean the video entertainment system designed by OCV, whereby guests in a specified number of separate rooms at the Hotel may remotely access, at will, a specified number of prerecorded Program selections (such as movies), as well as the standard network or broadcast television channels or other programming services ("Channels") that are available in the Hotel, for display on television receiving sets ("TVs") in the guests' private rooms. The System includes a specified number of pre-recorded Program selections; a remote control unit for the TV in each room; an OCV communications module attached to or integrated into each guest room TV; an adequate number of video playing devices; and all necessary electronic, computer and switching equipment, software, printers or other devices necessary to provide for video entertainment or for Interactive Services as defined herein, not including TVs. OCV shall install the System at no cost to Hotel. OCV shall supply the necessary reception, descrambling, and remodulation equipment to supply ESPN, CNN, and HBO to each room at no charge. The System does not include necessary power, electrical wiring, connections, or cooling facilities, which are to be provided by Hotel pursuant to usual and customary standards for a full service Hilton Hotel except as provided herein. However, OCV will provide engineering and specifications for necessary signal wiring and distribution, and will perform installation for any additional wiring which is necessary, as part of the System, such engineering specifications and wiring LO be provided at no cost to Hotel.

OCV shall supply each Hotel with new, closed caption, "smart plug", network-affiliation displayed 20 inch TVs. OCV shall supply one TV for every old or existing Hotel Room TV replaced. OCV shall also supply extra TVs up to a limit of ten (10) TVs or two percent (2%) of the total number of replaced or purchased TVs, whichever is greater. The TV package provided by OCV shall include replacement swivel mounts (Hotel to receive cash credit if these are not required), installation/labor costs, and remote controls plus 10% spares for all guest rooms. In the event Hotel wishes to obtain 25 inch TVs in lieu of the 20 inch they will forfeit *** for each such TV from their revenue share.

In the event Hotel already has "smart plug" TVs, OCV, shall make payment to Hotel of *** for each room TV, net of tax, and assume title to that TV. OCV shall be responsible for all maintenance of TVs during the term of this agreement at no cost to the Hotel.

OCV shall be responsible for all costs and all maintenance of TVs during the Lien of this agreement.

Any value which may be gained from liquidation of the existing Hotel TVs which are replaced by OCV shall belong to OCV, net of sales tax, and the replacement TV's shall belong to the hotel at the conclusion of the term.

2.  SYSTEM TERM.

(a) OCV shall design, construct and provide to Hotel a System and related materials for operation in each of the Hotel's guest Rooms as set forth below with access to a multitude of prerecorded Program selections in accordance with section 4 hereof, as well as the Channels, for a term beginning on the Term Commencement Date (as defined in Section 7) and ending on the seventh anniversary of the Term Commencement Date (the "Term").

On the third anniversary of the term commence date, Hilton and OCV shall review all other available hotel video systems. In the event they agree a superior technology exists, OCV shall make the equivalent technology available to Hilton on terms acceptable to Hilton. If they don't agree, a 3rd party industry consultant may be retained by either party at their expense, to determine if a superior technology exists. If any such 3rd party consultant determines that superior technology does exist, OCV shall make the equivalent technology available to Hilton on terms acceptable to Hilton. If OCV does not provide such technology within 90 days, OCV shall be in default.

In the event that OCV releases new products or services to another hotel or company, or makes the same or similar services available at more attractive terms and conditions than such products and services are offered herein, OCV agrees to immediately make such products and services or terms and conditions available to hotel on the same or better terms and conditions.

At the end of the initial Term of this Agreement, unless OCV is notified by Hilton in writing to the contrary thirty (30) days prior to the Term expiration date, this Agreement shall be extended on a month-to-month basis. In the event of such extension, this Agreement including all revisions or extensions in effect shall remain in force on a month-to-month basis unless terminated by Hilton for any reason with thirty (30) days written notice.

3.  FEE AND PAYMENT TERMS.

(a) Based upon daily information reported by the System monitoring unit to be provided and installed by OCV at no cost to Hotel, Hotel shall charge Hotel guests on a per use basis for access to the System an amount (the "Rental Fee") based on a reasonable pricing schedule as established from time to time by OCV. OCV shall use its best efforts to maximize revenue through the use of the OCV system.

Hilton may, in its sole discretion, adjust the Rental Fee as to any guest of the Hotel in conjunction with a controversy with such guest in which case the "Rental Fee" shall mean the Rental Fee for such guest as so adjusted. OCV understands and agrees that Hotel shall generally refund the Rental Fee to the guest in the event the guest disputes the charge.

(b) In addition to the Rental Fee, Hotel shall collect from guests any applicable taxes levied thereon and shall pay those taxes to the appropriate government agencies.

(c) Hotel shall within 14 days of the end of each month remit to OCV an amount equal to *** of the adjusted Rental Fee for the prior month and shall retain an amount equal to *** of such adjusted Rental Fee as their fee.

(d) Rental Fees due OCV shall be held in trust for OCV and shall remain the property of OCV.

(e) OCV shall provide Hilton Hotels ESPN, CNN and HBO, at no charge during the duration of the term. Those hotels who can not take advantage of this free programming, shall receive a monthly payment of *** per room per month from the time the OCV system is installed until such time that they can receive this benefit.

(f) The books and records of the Hotel pertinent to the Rental Fee for any month in the Term of this Agreement shall be open to inspection and audit by an authorized representative of OCV upon reasonable advance written notice to and the approval of the Hilton. OCV shall have the tight to inspect and audit such books for the two preceding years during which OCV was under contract. OCV must bring any claim resulting from such audit within ninety

(90) days of such audit. OCV's light to inspect and audit the books and records of the Hotel shall not extend beyond three months from the expiration or termination of this Agreement.

(g) The System monitoring unit shall generate an accurate record ("Access Record") of the access to the System by any guests, including a record of the access charges for each individual guest's bill or Room account. OCV shall be responsible for all costs associated with the programming of the computer within the System monitoring unit to enable it to provide the aforesaid data.

Hotel and OCV agree that the Access Record shall be held in strictest confidence by the personnel of OCV and Hotel; and that OCV shall make available to Hilton information sufficient to ensure proper billing of guests and other information or System usage reports as Hotel may reasonably request to track System usage.

OCV may review and use the Access Record for such purposes as OCV may reasonably deem appropriate, except that OCV shall not disclose any such information to third parties. In the event of any such disclosure by OCV, OCV shall indemnify and hold harmless Hilton and Hotel from all claims, loss, damages or actions arising from such disclosure.

(h) OCV agrees to provide a data communications link which shall include equipment, software, and cabling sufficient to connect the Hotel's property management computer to the System for the purpose of posting Rental Fee charges to guest folios. OCV agrees that there shall be no cost to the Hotel for this link or for development, testing or maintenance of the link.

(i) OCV shall be responsible for all personal property taxes on all System equipment as well as Hotel TVs.

4.  PROGRAM SELECTIONS.

(a) OCV agrees not to broadcast on the System or cause to be presented in the Hotel any commercial or marketing message, information, or service promoting OCV or any other entity, service, or product without the prior written consent o Hi ton.

(b) Hotel has the tight to use *** up to three (3) percent of the System video cassette players but not less than six players and other System components as may be necessary to present Programs or other material that Hotel may desire to make available to its guests on a free-to-the guest basis. OCV shall assist Hotel in making these offerings easily available to the guest through the System menus or as part of the regular channel line-up or by some other means.

Both parties agree that the System shall carry without charge to Hotel, Programs or messages accessed without charge to the guest
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including but not limited to free-to-the-guest programming services or network
TV programming; bulletin board or reader board messages; airline or airport information; video and/or audio feeds from the Hotel, convention centers, or other sources; hotel or local service information; and promotional or sales messages for Hotel or Hilton Corporation products, services, or brands subject to Hiltons approval. Except as otherwise stated in this agreement program costs shall be the responsibility of ***. The cost of generation of a "barker" screen and other Hilton specific screens and Hilton's Logo shall be born by ***.

(c) Program titles to be made available on the System shall be selected by OCV following guidelines mutually agreed upon between OCV and Hilton; provided, however, that the Hotel or Hilton may, in its sole discretion veto any number of titles(s) which it finds to be inappropriate for guests of the hotel and OCV shall provide a replacement acceptable to Hotel and Hilton. If the exercise of such veto authority by Hotel or Hilton reduces revenues per occupied room generated by the system to a level (for the top *** of Hilton rooms) 20% below the revenues per occupied room in other similar full service non Hilton hotels served by OCV for a period exceeding one year, OCV shall have the right to terminate this agreement sixty days after written notification to Hilton of OCV's intention to terminate.

Hilton and OCV shall review and revise from time to time, the "Standards and Practices" and shall mutually agree on their content as a general guide to adult programming. OCV assumes full responsibility and shall hold Hilton harmless against any and all claims as a result of the showing of adult programming.

OCV agrees that less than 20% of the Program titles shown on the System at any time will be Adult non-rated titles.

(d) OCV agrees to allow Hotel to use the System as a means to charge guests for other services or Program offerings during the Term. Such offerings may include but shall not be limited to video programming such as special events, sporting events, teleconferences, network programming, or video tapes. Other offerings may include informational services or messages. The content and format of these offering and the manner in which they are provided shall be mutually agreed upon by Hotel and OCV and approved by Hilton.

With Hilton's approval OCV shall be entitled to a mutually agreed upon revenue generated by the System from Programs or services for which the guest or a third party such as an advertiser or broker is directly charged a fee. OCV shall have *** share of any revenue generated through the advertising, promotion, or sales of Hotel or Hilton products or services.

5.  OWNERSHIP OF THE SYSTEM.

(a) The parties agree that the System, which consists of the racks and control boxes only, which are provided by OCV are the sole and exclusive property of OCV. The then existing TVs shall belong to Hotel at the completion of the term.

The parties further agree that the ultimate control and ownership of the Hotel MATV system in general and regulation of the programming, presentation, and services it provides to guests resides with Hotel. The MATV system ("MATV") is a network of cables, wall Laps, antennas and specially designed radio frequency signal processing components, which receive, process, amplify and distribute video and audio TV and FM signals from a central location Lo a multiplicity of TVs within a building or group of buildings.

(b) Hotel shall allow authorized personnel of OCV to have access to the System in order to conduct routine maintenance, observation and monitoring of the System, to ensure suitable operating conditions and to implement improvements in the System. OCV access to System shall be in accordance with procedures agreed to by Hotel.

(c) If, during the Term, OCV desires to change any System component or software to improve service or to take advantage of technological advancements, OCV shall, in writing, describe to Hotel the plans and specifications for the installation thereof at ***. No changes to the System shall be made by OCV without written approval from Hilton. Such changes approved by Hotel shall be made without disruption of Hotel TVs or MATV service and with minimum interruption of System service and guest inconvenience.

(d) Hotel shall use reasonable efforts to protect the safety and security of the System and all related property of OCV at all times while the System is installed at the Hotel, and shall be liable for any damage to the System resulting from gross negligence on its part. Hotel shall use reasonable efforts to prevent any vandalism, theft, or damage of or to any of the equipment supplied by OCV. Any System components, software, or video tapes that are lost, stolen, vandalized, or damaged, unless through gross negligence by Hotel, are the responsibility of OCV.

6.  HOTEL FACILITIES; INSURANCE.

(a) During the Term, Hotel shall provide and make reasonable efforts to maintain a TV in each designated Room; signal wiring and connections; electrical power and sockets; cooling facilities; and a location for all equipment comprising the System (collectively, the "Hotel Facilities"); all in accordance with written specifications provided by OCV and agreed to by Hotel.

(b) Hotel shall obtain and maintain, at its sole cost and expense throughout the term of this Agreement, insurance policies reasonably acceptable to OCV and Hotel. Said policies protecting the System and related equipment supplied by OCV shall provide comprehensive public liability insurance with limits of at least $2,000,000. A certificate of insurance evidencing such insurance shall be delivered to OCV if requested.

(c) OCV shall obtain and maintain, at its sole cost and expense throughout the term of this Agreement, insurance policies reasonably acceptable to OCV and Hotel. Said policies shall provide comprehensive public liability insurance with limits of at least $2,000,000. A certificate of insurance evidencing such insurance shall be delivered to Hotel if requested. Such insurance shall name Hotel and Hotel Operator as additional insured.

(d) OCV shall obtain and maintain, at its sole cost and expense throughout the term of this Agreement, Workman's Compensation Insurance policies sufficient to cover any and all claims made by OCV employees, agents, or subcontractors. Hotel or Hotel Operator shall not be responsible for any such claims.

7.  INSTALLATION.

(a) Hotel shall provide such access as OCV reasonably may request to enable OCV to complete installation of the System, including providing all Hotel Facilities as set forth in the specifications and in reasonable time to allow OCV to complete installation. Such installation shall not exceed six months from execution of this agreement. OCV shall test the System to ensure functionality from the beginning of the Term, which shall begin on the date upon which OCV and Hotel agree installation to be complete and the System to be functional (the "Term Commencement Date") which agreement shall be attached hereto as Exhibit A, when completed.

(b) OCV agrees to bear any costs associated with installing or maintaining the System that Hotel would not have experienced if the OCV System were not installed in the Hotel. These costs shall include but shall not be limited to purchasing, installing, and maintaining: all cables required by the OCV System or used to connect the OCV System to other Hotel systems such as the MATV system or property management computer, telephone service to the System, the OCV communications module attached to or integrated into each guest room TV including TVs replaced during the Term, modifications to the Hotel's MATV system and changes required Lo Room wall taps. OCV shall establish a budget for such MATV upgrade of *** per room. In the event the upgrade costs exceed this budget, the overage will come from Hotels portion of the revenue share.

OCV guarantees that the equipment installed and/or the connections to the existing TV antenna or cable system, amplifiers and receivers will not impair in any way the ordinary reception of broadcast programs or other services on the cable system.

Installation and removal shall be of the highest quality workmanship and in accordance With the terms and conditions of this Agreement OCV agrees to coordinate with the Hotel any installation, repair, maintenance, replacement, or removal so as not to disrupt or inconvenience the Hotel's guests or employees or the daily Hotel operations and so as to initiate and complete those tasks as expeditiously as possible.

(c) At the time of installation, OCV shall move or reassign any channels in the Hotel's MATV system, with Hiltons approval, whose frequencies conflict with the OCV System. If required by Hotel's or Hilton's licensing agreements with individual networks or channels, OCV shall trap or filter out any channels so moved so they cannot be viewed on any public or lobby TV and shall ensure optimum signal levels for each channel so moved and the elimination of any possible channel interference.

(d) All equipment installed, provided, or modified by OCV, its agents, or subcontractors shall be listed by the Underwriters Laboratory, Inc. or shall be built to their standards. OCV represents and warrants that all design, equipment, and installation shall be in strict compliance with the National Electrical Code Handbook as published by the National Fire Protection Association and as amended periodically, Federal Communications Commission requirements, and local or other governing codes.

8.  OPERATION AND MAINTENANCE OF THE SYSTEM.

(a) Hotel shall, for day-to-day operations and at no cost to OCV, use reasonable efforts to notify OCV by telephone of any failure of the System or the System's functions in any given Room or as to any given Program. For the purpose of such notification, Hotel staff shall call the following telephone number: (800) 915-7147 or the then current number, which shall be attended twenty-four hours a day seven days a week by OCV staff having the capability of expeditiously dispatching OCV service personnel to the Hotel.

(b) Any repairs or replacements to any equipment supplied by OCV made necessary by any grossly negligent or willful act by Hotel or any of its employees, contractors, servants, agents or others (not to include guests) authorized by Hotel, shall be undertaken by OCV at Hotel's expense. All other repairs shall be performed at OCV's expense.

(c) Hotel shall use reasonable efforts to ensure that no unauthorized person tampers with or attempts to make repairs to any equipment supplied by OCV under the terms of this Agreement. Should an emergency arise, Hotel agrees to use reasonable efforts to contact OCV by telephone and thereupon any repairs then authorized may be carried out in accordance with the directions so given by OCV. Any costs of such repair other than a reasonable amount of the labor and time of Hotel staff shall be borne by OCV.

(d) OCV shall provide promptly all maintenance, repairs and replacement of materials and equipment necessary to ensure satisfactory operation of the System, including a high signal quality, throughout the Term as defined in 8g.

Upon being notified by Hotel that a repair or service is required at the Hotel, OCV shall immediately dispatch repair representatives and it shall be incumbent on OCV to ensure that these representatives arrive at the Hotel within twelve
(12) hours of the time OCV Is notified of the service requirement unless such representatives are delayed in transit by strikes, natural disasters, extremely adverse weather conditions or similar causes.

Upon arrival at the Hotel, OCV's service representatives shall immediately undertake necessary repairs to return the entire System to the performance standards required under this Agreement and said repair services shall be completed within forty-eight (48) hours of the time OCV is initially notified of the System breakdown unless by reason of fire, accident, natural disaster, or similar cause, the Hotel or the System has been substantially destroyed. In the event repairs are not effected within 48 hours, OCV shall be liable to the hotel for the lost commissions (***) the hotel would have received if the rooms were operable from the time of the failure based upon the average daily revenue for the previous three months plus all other remedies at law or equity.

(e) AU maintenance and technical assistance shall be provided by OCV free of charge except as provided in Section 8(b) or occasioned by a breach by Hotel of Hotel's obligations under Section 6(a).

(f) Hotel staff shall be responsible for swapping inoperable guest room TVs with spares maintained in inventory at the Hotel for situations in which a single TV has failed. OCV shall be responsible for diagnosing and repairing failures involving groups of TVs.

OCV shall contract with a TV service or maintenance organization acceptable to Hotel for TV manufacturer's warranty repair or other TV repair work at OCV's expense. At no time will the Hotel be without a working spare or OCV shall be in default.

(g) OCV shall install, operate, and maintain the System and any other existing equipment, video service, or MATV components used in the Hotel in accordance with the following technical specifications.

1. In no case shall the signal levels measured exceed the maximum output rating for the headend or modulators) employed.

2. The level difference between channel picture carriers shall not exceed 2 dB for adjacent channels nor 12 dB between the strongest and weakest channel normally carried.

3. The spurious signal level shall be at least 50 dB below the video carrier level. Cross modulations shall be less than 51 dB.

4. Visual/aural carrier ratio on any channel will be 22 dB (+/- 2 dB.)

5. Amplitude response within any channel (visual carrier to aural carrier) will be flat (+/-2 dB.)

6. The nominal signal level for every channel delivered at the point at which the MATV channels (Free-To-Guest, Pay-Movies, Information Channels) are combined shall be 48 dBmV (+/-3 dBmV).

7. Pay movie or other channels provided by OCV shall have a signal-to-noise ratio of at least 50 dB or higher.

8. Equipment installed and/or the connections to the existing MATV system, amplifiers and receivers will not impair in any way the ordinary reception or transmission of broadcast programs or other services on the MATV.

9. All equipment, connections, cables, and passive devices will be designed and installed so as to minimize radiation and ingress.

10.  Signal Strength from room outlet to TV must be 0 to 10 dbmv.

9.  SPECIAL REPRESENTATIONS OF HOTEL.

Hotel agrees, confirms and covenants that:

(a) Unless otherwise authorized by Program copyright holder or licensor, Programs provided by OCV shall be exhibited in the Rooms only, and not in public areas (including lobbies, hallways, restaurants, bars, meeting rooms, etc.) of the Hotel; and shall not be exhibited other than in accordance with this Agreement or by any other means of transmission of any kind whatsoever. Hotel shall not modify the System or means of transmission unless so authorized by OCV.

(b) Equipment comprising part of the System shall not be removed by Hotel for any purpose except in the case of any emergency where such removal is reasonably necessary and Hotel uses reasonable efforts to notify OCV of such removal by telephone.

(c) Hotel shall notify OCV as soon as is reasonably possible and upon Hotel's actual notice of any unauthorized use, access, theft, damage, or malfunction of or to the System or any other equipment of OCV.

(d) Program video cassettes shall be kept under lock and key provided by OCV and shall not be accessible to unauthorized Hotel staff without OCV's prior consent. There shall be no unauthorized use, exhibition or viewing of any cassette by any person other than on the System on the terms set forth herein. Hotel shall use reasonable efforts to prevent any person under its control from duplicating or making alterations of any kind to cassettes. Hotel shall report promptly to OCV any unauthorized use of the cassettes in the event that Hotel becomes aware of such use. Hotel shall provide space in the Hotel for the placement of the System. OCV understands that this space is also used daily by the Hotel staff.

(e) Subject to space being available, Hotel agrees to provide OCV's employees with complimentary rooms at the Hotel during site surveys and initial installation, up to twelve (12) room nights (including site surveys). Thereafter, those OCV employees required to provide maintenance and repair services to the Hotel System shall receive complimentary overnight accommodations on a space available basis. Such complimentary guest rooms shall not exceed one (1) room per day nor shall Hotel provide such rooms for a period longer than two (2) days during repair stay.

10. PUBLICITY REGARDING THE SYSTEM.

The Hotel may in its sole discretion adequately publicize the existence of the System and access to the Programs for use by guests. If OCV shall develop and provide to Hotel in-room or other advertising materials to encourage use of the System by guests of the Hotel, Hotel shall cause those materials to be placed in the Rooms or elsewhere at the Hotel, as applicable, provided that Hotel, at its sole discretion, may refuse to display such materials which it finds to be unsuitable.

11. TRAINING AND CONSULTATION.

OCV shall provide a training course for as many employees of the Hotel as the Hotel deems desirable, on the use and operation of the System. Such training shall be available at installation or as requested by Hotel. Personnel of OCV shall be available for reasonable telephone consultation to provide further assistance to Hotel personnel regarding use and operation of the System.

12.  CONFIDENTIALITY.

The parties agree that the functions and components of the System, facts regarding the equipment and materials related thereto, the manner of operation thereof and the terms of the Agreement, and Rental Fees payable hereunder, all constitute proprietary information of OCV and that all guest information constitutes proprietary information to Hotel. Such proprietary guest information shall include but shall not be limited to guest names or other personal guest information, hotel occupancy information or guest billing information not related to usage of the OCV System.

Hotel shall use reasonable efforts to prevent any third party from having access to the System other than Hotel's personnel as may be reasonably necessary to enable Hotel to maintain the Hotel Facilities and otherwise as expressly permitted by OCV in writing. OCV shall not permit any third party to have access to any proprietary or guest information obtained from Hotel or Hotel Operator.

13. EXCLUSIVE VIDEO ENTERTAINMENT SYSTEM.

As part of the consideration to OCV for Hilton's installation of the System, Hilton agrees that the System shall be the sole and exclusive guest room pay-per-view video entertainment system provided by the Hilton to guests during the rental Term.

14.  DEFAULT: FORCE MAJEURE.

(a) If Hotel should breach or become in default of performance of any material term or condition contained in this Agreement, and should fail to begin efforts to cure, correct or remedy such breach or default within thirty (30) days after receipt of a written notice thereof specifying the nature of such default from OCV, OCV may exercise any or all of the following remedies: (1) cancel and terminate this Agreement and require Hotel to immediately make available to OCV the repossession of the System and all components thereof in which case OCV shall remove the System at OCV's expense as provided herein; (2) obtain injunctive and other equitable relief; and (3) obtain such damages and other rights and remedies as OCV may have at law or equity.

(b) If OCV should breach or default in the performance of any obligation or covenant in this Agreement, which default shall continue for thirty (30) days after Hilton has given OCV written notice thereof, specifying the nature of such default, then Hilton may exercise any or all o the following remedies: (1) cancel and terminate this Agreement by written notice Lo OCV in which case OCV shall remove the System at OCV's expense as provided herein; (2) obtain injunctive and other equitable relief; and (3) obtain such damages and remedies as Hotel may have at law or equity. The TVs become the property of the Hotel at no charge.

(c) In the event performance by either party is prevented due to weather, acts of God, strikes, or labor disputes, ("Force Majeure") for a period not to exceed thirty (30) days during any twelve (12) month period, such failure of performance shall not be deemed default hereunder.

(d) In the event of default by Hotel, Hotel shall have the right to purchase the TVs in their property by paying OCV a price based on straight line depreciation over a seven year life starting at the actual cash price not more than *** on day one, and ending at

*** on day 2,555. If the TVs were purchased by OCV from the Hotel for ***: the depreciation start shall be ***.

15.  OCV INDEMNITY AND REPRESENTATIONS

(a) OCV shall hold harmless, indemnify and defend Hotel, Hotel Operator, its employees, owners, officers, subsidiaries or affiliates from and against all claims, actions, suits, damages, proceedings or liability arising out of or in connection with OCV's obligations under this Agreement, the System and related products including, but not limited to, attorney's fees, except for claims, actions, suits or liability resulting solely from the willful misconduct or gross negligence of Hotel, its servants, agents, employees or subcontractors.

(b) Hotel shall hold harmless, indemnify and defend OCV, its employees, owners, officers, subsidiaries or affiliates from and against all claims, actions, suits, damages, proceedings or liability, costs and expenses arising out of or in connection with any breach or claimed breach of Hotel's obligation under this Agreement and solely out of willful misconduct or gross negligence of Hotel, its servants, agents or employees.

(c) OCV agrees to defend or, at its option, to settle and Hotel agrees that OCV shall have the right to defend or, at OCV's option, to settle at OCV's expense, any indemnified claim, suit or proceeding brought against Hotel or Hotel Operator, its employees, owners, officers, subsidiaries or affiliates including, but not limited to, patent, copyright, publicity or privacy, trademark, unfair competition, the viewing of program material and the content thereof, infringement and the alleged misuse of the system, the system hardware or software, or any product or any part thereof, supplied by OCV to Hotels or its affiliates under this Agreement except that Hilton shall be told not less frequently than monthly about the proceedings and have the right to reject any Settlement which, in Hilton's sole discretion, negatively impacts the Company in any way including, but not limited to, Hiltons right to the benefit of this contract, reputation, licenses, etc. Nothing in this section in any way relieves OCV of its obligations to provide the System and related products. Without limitation, OCV specifically agrees that this indemnity covers the pending actions by Spectradyne against OCV, and OCV is fully responsible for that action.

OCV agrees to pay, subject to the limitation hereinafter set forth, any damages, expenses, costs or final judgment entered against Hotel or Hotel Operator, its employees, owners, officers, subsidiaries or affiliates, in any such suit or proceeding brought against Hotel or Hotel Operator, its employees, owners, officers, subsidiaries or affiliates.

Hotel agrees to notify OCV in writing of any such claim, suit or proceeding, to the extent that Hotel knows of such claim, suit or proceeding within 180 days of Hotel's first actual knowledge of the claim, suit or proceeding, and at OCV's expense, Hotel will give OCV reasonable, proper and full information and assistance to settle or to defend any such claim, suit or proceeding.

(d) If the system, any related product or any part thereof, furnished by OCV to Hotel or its affiliates becomes or its affiliates becomes or, in the opinion of OCV, may become the subject of any claim, suit or proceeding described in this
Section 15, or in the event of an adjudication that such product or part infringes or violates any United States patent or copyright or other claimed right, or if the use, lease or sale of such product or part is enjoined, OCV may, so long as there is no interruption of service, at its option and expense:
(1) procure for Hotel the light under such patent or copyright to use, lease or sell, as appropriate, such product or part, or (2) replace, modify or remove such product or part. If Hotel determines, in its sole discretion, that such replacement, modification or removal of the product or part has a significant negative impact on the overall functioning of the System or satisfaction of Hotel guests, Hotel has the right to terminate this Agreement thirty (30) days after giving written notification to OCV of Hotel's intention to terminate. This right is in addition to all other legal remedies including but not limited to equitable relief and damages. In the event of such termination, OCV agrees to return the Hotel and MATV System to their original, working condition within 30 days of termination, and to cooperate and facilitate the installation of any replacement system including, but not limited to, Spectradyne. OCV further agrees to return the Hotel and TV's to original condition with the minimum possible interruption of Hotel TV or MATV system services offered to guests and at OCV's expense. OCV shall give 30 days written notice to Hotel before removing any equipment.

(e) OCV shall indemnify and hold harmless Hilton, its affiliated companies, participation hotels and their owners, and the foregoing indemnities respective officers, directors, employees and agents from all liabilities, claims, causes, damages and expenses incurred in connection with any claims against such indemnities arising out of or caused by Hilton's or the participating hotel's transmission in accordance with the Agreement of any programming services delivered by OCV which contains any libelous or slanderous material, or violates any copyright (other than music performance rights), right of privacy, or literary or dramatic right and for any special, indirect, incidental or consequential damages arising therefrom.

(f) OCV shall secure and maintain (i) licenses, permits and approvals required by governmental authorities having jurisdiction over services to be performed by OCV and (ii) necessary patents, copyrights, distribution rights, licenses, releases, waivers and other necessary consents of third parties. OCV agrees to indemnify, hold harmless and defend Hotel Owner, its agents and employees from any claims or lawsuits arising from OCV's breach Of its obligations under this Agreement.

(g) All regulations or laws pertaining to censorship, importation or display of films as an in-hotel service or in general shall be complied with by OCV, and OCV shall be solely responsible on a continuing basis to secure, at OCV's expense, any and all permits and approvals respecting the Programs, copyrights, distribution rights, music rights, releases and any other approvals as may be necessary for the purposes of this Agreement. OCV further agrees to indemnify and hold Hotel and Hotel Operator harmless and blameless for and against any infringement, claims of any kind, royalties, violations and expenses associated therewith.

(h) OCV represents and warrants that the System or any individual product or part thereof or use of the System, shall not infringe any United States or other patent or copyright, or any other intellectual property or proprietary rights. Without limitation, OCV specifically agrees LO indemnify, defend and hold harmless Hilton from any claim by Spectradyne arising from Hilton's use of OCV services or this Agreement.

16.  INTERACTIVE SERVICES.

(a) OCV shall make available to the Hotel upon election by the General Manager of the Hotel the interactive guest services applications (individually "Applications") underlined below ("Interactive Services") without charge.

Folio Review allows the guest to summon and examine the current status of their hotel bills on the in-room TV screen at any time. If the Hotel desires, it may designate a certain period of the day in which guests can also initiate Checkout processing in the Hotel property management computer. A folio printer will create a copy of the guest bill which can either be retrieved by the guest upon departure or mailed to the guest.

Video Messaging in allows the hotel guest to summon and read current messages on the in-room TV screen at any time. The Hotel shall be the exclusive contact with the guest for all guest inquiries about Video Messaging.

Video Breakfast allows the Hotel guest to summon a specialized breakfast menu on the in-room TV screen and place an order for the next morning's room-service breakfast. Breakfast items are listed on the TV screen for the guest to select. Upon selection, the order is verified, with costs, before the order is printed on a dedicated OCV-owned printer in the kitchen.

Multiple Language Support automatically selects an appropriate language based on information from the PMS or front desk terminal or the guest to allow all menus to appear in the language selected.

Guest Survey allows guests to participate in survey as to their satisfaction with the hotels performance.

Housekeeping Status allows the hotel personnel to update the room status in the Computer.

Bellstand Application allows the guest to summon assistance from the bellman.

Guest Recognition provides the ability to customize menus and the look of the system based on identifying information provided by hotel staff or the PMS interface. Customized items should include menus presented, resources available/privileges, pricing, etc.

Hotel Engineering proactively reports on potential problems in the system by providing diagnostic data daily.

(b) OCV shall ensure that the System will not allow a guest to access any message, folio, pay movie, or checkout function or any other service other than those which are applicable to the room from which access is initiated. OCV shall provide filters, traps, or some other mechanism sufficient to prevent TVs not intended to provide System services or TVs in public areas from receiving images or information intended for another guest room TV.

(c) OCV will use reasonable efforts to keep Interactive Services current with changes required to the Hotel's property management system.

17.  SYSTEM REMOVAL

(a) Upon expiration of this Agreement or its termination for whatever reason, OCV agrees to return the Hotel and its MATV system to their original, working condition excepting normal wear and tear in sufficient time, not to exceed six months, to provide for an orderly transition to a new vendor. OCV further agrees that System removal shall be conducted by OCV as expeditiously as possible with minimum or no interruption of Hotel TV or TV master antenna services offered to guests. System removal will be handled entirely at OCV's expense.

(b) Upon termination of this Agreement, Hotel shall take all reasonable actions necessary to allow OCV to remove the System promptly.

(c) In the event the safety of the System is threatened due to earthquake, flood, fire, strike, civil disruption or similar causes, OCV shall be entitled to enter upon the Hotel premises and to remove the System from danger upon reasonable notice to Hotel and without disruption to Hotel TVs, MATV system, the daily operations of the Hotel, or any other Hotel service.

(d) OCV agrees to coordinate System removal with the Hotel so as not to disrupt or inconvenience the Hotel's guests or employees or the daily Hotel operations and so as to initiate and complete

System removal as expeditiously as possible.

18.  GENERAL TERMS.

(a) This Agreement shall be governed by the laws of the State of California and jurisdiction for any dispute shall be within the State of California.

(b) Except as otherwise set forth herein, the provisions hereof shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the patties hereto; provided that no assignment of this Agreement shall be made without the express prior written consent of both parties, such consent not to be withheld unreasonably.

(c) This Agreement may be modified or amended only by a written agreement signed by both parties. No waiver by either party of any breach or default hereunder shall be construed as a waiver of any precedent or subsequent breach or default.

(d) This Agreement together with Exhibits A & B, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and merges and supersedes all prior discussions and understanding between the parties related thereto., whether written or oral.

(e) As a material inducement to Hilton entering this agreement, Hilton, in Hiltons sole discretion may elect to apply the terms, conditions, and benefits of this agreement to its franchise properties during the term of this agreement, but shall have no obligation to do so.

Hilton Hotels Corporation:         On Command Video Corporation:
By: /s/ Dennis Koci, VP-HCC        By: Robert Snyder
Date: 4/27/93                      Date: 4/27/93

Exhibit A
to
Hilton Hotels
ON COMMAND VIDEO Agreement


On Command Video has completed the functional testing of the On Command Video System at the ________________ Hilton Hotel, and, On Command Video deems such installation to be complete and the System to be functional as of _______________ (Term Commencement Date).

Exhibit B

HILTON HOTELS

WESTERN REGION
ANAHEIM  1576
ANCHORAGE   591
LOS ANGELES  900
MINNEAPOLIS  816
NEW ORLEANS  1602
PALACIO DEL RIO  482
PASADENA  291
PORTLAND  455
SAN DIEGO  343
SEATTLE  173
CHICAGO  1543
O'HARE  858
PALMER HOUSE  1639
SAN ANTONIO  387

EASTERN REGION
ATLANTA AIRPORT  501
ATLANTA  1222
CAPITAL  541
FONTAINEBLEAU  1206
LOGAN  541
MCLEAN  458
MIAMI AIRPORT  500
PITTSBURGH  714
RYE TOWN  438
SHORT HILL  300
WASHINGTON  1123
NEW YORK  2042
WALDORF ASTORIA  1416

HAWAII/CALIF/ARIZONA
HAWAIIAN  2542
LAX  1279
KONA 431
TURTLE BAY  485
OAKLAND  362
SF AIRPORT  527
SAN FRANCISCO  1890

NEVADA REGION
RENO RESORT *  2001

SELECT HOTELS REGION
ANAHEIM/ORANGE *  230
AUBURN HILLS *  224
BRENTWOOD *  203
N.O. AIRPORT  312
NOVI  236
OAKBROOK TER  212

PHOENIX *  226
SOUTHFIELD INN *  195
TARRYTOWN  236
VALENCIA INN  152
NEWARK AIRPORT  336

BEVERLY REGION
BEVERLY HILTON  581

* To be covered by a mutually agreeable Agreement between Hilton Hotels Corporation and On Command Video Corporation